Exhibit 9.1.5

                     SUB-ADMINISTRATION AGREEMENT
             (BBOI WORLDWIDE LLC/BERGER ASSOCIATES, INC.)
                          WITH RESPECT TO THE
                 BERGER/BIAM IPT - INTERNATIONAL FUND


     This SUB-ADMINISTRATION AGREEMENT (the "Agreement") is entered into effective as of the _______ day of __________________, 1997, by
and between BBOI WORLDWIDE LLC, a Delaware limited liability company ("BBOI Worldwide"), and BERGER ASSOCIATES, INC., a Delaware corporation ("Berger Associates").

                               RECITALS

     A. BBOI Worldwide has entered into an Administrative Services Agreement, of even date herewith (the "Administrative Services Agreement"), with Berger Institutional Products Trust (the "Trust"), a Delaware business trust and an open-end, management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which BBOI Worldwide undertakes to provide certain administrative services to the Berger/BIAM IPT - International Fund (the "Fund"), a series of the Trust.

     B. BBOI Worldwide has also entered into an Investment Advisory Agreement, of even date herewith (the "Investment Advisory
Agreement"), with the Trust, pursuant to which BBOI Worldwide undertakes to provide, in addition to investment advisory services, certain managerial and administrative services to the Fund.

     C. The parties desire that the administrative and managerial duties and responsibilities of BBOI Worldwide under the Administrative Services Agreement and the Investment Advisory Agreement be delegated to and performed by Berger Associates, on the terms and conditions set forth herein.

                               AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Delegation.  BBOI Worldwide hereby delegates to Berger
          ----------
Associates the following duties and responsibilities:

     (a) all duties and responsibilities required to be performed by BBOI Worldwide pursuant to the Administrative Services
          Agreement, including without limitation the services specified in Section 2 thereof;

     (b) all duties and responsibilities required to be performed by BBOI Worldwide pursuant to Section 3 of the Investment
          Advisory Agreement.

     Berger Associates hereby accepts such delegation and agrees to perform the duties and assume the responsibilities specified in Sections 1(a) and (b) hereof, for the compensation herein provided.
In performing its duties under this Agreement, Berger Associates shall comply with all relevant provisions of the 1940 Act and all other applicable federal and state laws and regulations and shall be subject to the same obligations, restrictions and limitations as would apply to BBOI Worldwide if it were performing under the Administrative Services Agreement and the Investment Advisory Agreement, respectively.

     2.   Expenses.  Berger Associates shall pay all its own costs and
          --------
expenses incurred in providing and procuring the services set forth in
Section 1 hereof, but shall not be responsible to pay any fees or expenses of the service providers whose services are procured on behalf of the Fund under the Administrative Services Agreement or otherwise, which shall remain the Trust's or BBOI Worldwide's obligation and responsibility to pay.

     3.   Excluded Services and Expenses.  Berger Associates shall not
          ------------------------------
be responsible to provide to or procure for the Fund, or to pay, directly or on behalf of the Fund, any of the services, fees or expenses specified in the second sentence of Section 3 of the Administrative Services Agreement or in Section 2 or Sections 7(a)-(j) of the Investment Advisory Agreement.

     4.   Compensation.  BBOI Worldwide shall pay to Berger Associates
          ------------
for the services rendered by and responsibilities assumed by Berger Associates under this Agreement a fee, payable in United States dollars, at an annual rate of 0.20% of the average daily net asset value of the Fund. This fee shall be computed and accrued daily and payable monthly on the last day of each month during which or part of which this Agreement is in effect. Notwithstanding the foregoing, Berger Associates shall waive its fees hereunder for the period commencing on the date hereof and ending on October 15, 2000, or such other shorter period as BBOI Worldwide may determine.

     5.   Books and Records.  Berger Associates hereby agrees that all
          -----------------
records which it maintains for the Fund or the Trust hereunder are the property of the Trust. Berger Associates agrees to permit the reasonable inspection thereof by the Trust, or its designees, and agrees to preserve for the periods prescribed under the 1940 Act any records which it maintains and which are required to be maintained under the 1940 Act. Berger Associates further agrees to surrender promptly upon request to the Trust or its designees any records which Berger Associates maintains for such entity.

     6.   Term and Termination.  This Agreement shall become effective
          --------------------
as of the date first set forth above and shall continue until terminated by either party on 60 days' written notice to the other party. This Agreement may also be terminated by the Trustees of the Trust (with respect to the Fund) at any time upon 60 days' written notice to Berger Associates or at any time if Berger Associates becomes unable to discharge its duties and obligations under this Agreement.

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
     7.   Assignment and Amendments.  This Agreement shall not be
          -------------------------
assigned by either party without the prior written consent of the other party to the Agreement. This Agreement may be amended in writing by the parties, provided that all such amendments shall be subject to the approval of the Trustees of the Trust.

     8.   Limitation of Liability of Berger Associates.  Berger
          --------------------------------------------
Associates shall not be liable for any error of judgment or mistake of law or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. Berger Associates shall be entitled to rely upon any written instructions from BBOI Worldwide, the sub-advisor to which BBOI Worldwide has delegated its duties and responsibilities specified in Section 2 of the Investment Advisory Agreement (the "Sub-Advisor"), or officers or Trustees of the Trust, and shall incur no liability to BBOI Worldwide in acting upon such written instructions. As used in this section, "Berger Associates" shall include any affiliate of Berger Associates performing services for the Fund contemplated hereunder and managers, directors, officers and employees of Berger Associates and such affiliates.

     9.   Indemnification.  BBOI Worldwide hereby indemnifies and
          ---------------
holds harmless Berger Associates and its officers, directors, shareholders, employees and agents, and any controlling person thereof, from all losses, charges, claims and liabilities, and all costs and expenses, including without limitation reasonable attorneys' fees and disbursements, arising from any action which Berger Associates takes or omits to take pursuant to written instructions from BBOI Worldwide, the Sub-Advisor or officers or Trustees of the Trust, provided that no person shall be indemnified hereunder against any liability to the Trust or its shareholders (or any expenses incident to such liability) arising out of such person's own willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their duties or obligations under this Agreement.

     Berger Associates hereby indemnifies and holds harmless BBOI Worldwide and the Trust, and each of their Trustees, officers, managers, shareholders, members, employees and agents, and any controlling person thereof, from all losses, charges, claims and liabilities, and all costs and expenses, including without limitation reasonable attorneys' fees and disbursements, arising out of Berger Associates' willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its duties or obligations under this Agreement, provided that no person shall be indemnified hereunder against any liability to the Trust or its shareholders (or any expenses incident to such liability) arising out of such person's own willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their duties or obligations under this Agreement.

     10.  Independent Contractor.  Berger Associates shall for all
          ----------------------
purposes hereunder be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent BBOI Worldwide, the Trust or the Fund in any way, nor otherwise be deemed an agent of, partner or joint venturer with, BBOI Worldwide, the Trust or the Fund.

     11.  Activities of Berger Associates.  The services of Berger
          -------------------------------
Associates hereunder are not to be deemed to be exclusive, and Berger Associates is free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Berger Associates to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     12.  Third Party Beneficiaries.  The parties expressly
          -------------------------
acknowledge and agree that the Trust is a third party beneficiary of this Agreement and that the Trust shall have the full right to sue upon and enforce this Agreement in accordance with its terms as if it were a signatory hereto.

     13.  Governing Law. This Agreement shall be construed in
          -------------
accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

     14.  Miscellaneous. The headings in this Agreement are included
          -------------
for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the date and year first above written.

                         BBOI WORLDWIDE LLC



                         By_________________________________________
                         Title:


                         BERGER ASSOCIATES, INC.



                         By_________________________________________
                         Title:

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